                                                                    Exhibit 10.3

                                    EXHIBIT B


                                LICENSE AGREEMENT



         License Agreement ("Agreement") effective this 31st day of July 1998 ("Effective Date") by and between AFFYMETRIX, INC. a California corporation, having a place of business at 3380 Central Expressway, Santa Clara, California 95051 ("Affymetrix", as that term is more fully defined in Paragraph 1.2 hereof) and LLC, a limited liability company formed under the laws of Delaware, having a place of business at 4300 North Harbor Boulevard, Fullerton, California 92834-3100 ("LLC").
                                 R E C I T A L S

         I. Beckman Coulter, Inc. ("BCI"), on even date herewith, in accordance with that certain Asset Purchase Agreement to which this Agreement is Exhibit B (the "AP" Agreement), sold and delivered to Affymetrix and Affymetrix purchased and took from BCI, all of the right, title and interest in and to certain Acquired Assets, including the BCI Technology (as those terms are defined in the AP Agreement) that BCI possessed and had the right to transfer. Included within the BCI Technology were certain patents and applications for patent (the "BCI" Technology Patents", as that term is further defined in Paragraph 1.4 hereof).

         II. LLC is an Affiliate (as that term is hereafter defined) of Affymetrix and a joint venture of Affymetrix and BCI. LLC was formed under the Limited Liability Company Operating Agreement which is Exhibit E of the AP Agreement.

         III. Part of the consideration for BCI's sale of the Acquired Assets to Affymetrix under the AP Agreement was the establishment of LLC as an Affiliate of Affymetrix and the licensing of LLC under the BCI Technology Patents.

         IV. Affymetrix desires to grant LLC a license under the BCI Technology Patents and LLC desires to acquire such license.

         NOW THEREFORE in consideration of the mutual understandings contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound, agree as follows:

                            ARTICLE 1.0 DEFINITIONS


         The following terms, when used herein with an initial capital letter and without regard to whether they appear in the singular, plural or possessive form, shall have the following defined meanings:

         1.1 "AFFILIATE" shall mean any corporation or other form of limited liability legal person, partnership, association, joint venture or other form of business entity controlled by, controlling or under common control with a party hereto. As used herein, the word and root "control" in the context of a corporation shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting shares or other equity interests entitled to vote in the election of directors of the corporation; and, in the context of any other form of business entity, the right to receive more than fifty percent (50%) of the net profits of such entity and the right to a majority interest in the management and control of such entity; provided that, notwithstanding the foregoing definition, LLC may not have as an Affiliate entitled to receive the benefits of the licenses granted under Section 3.1 hereof (a) a corporation wherein any of the companies listed in Exhibit A (and their successors and affiliates) is more than a passive investor in such Affiliate and such corporation does not have the right to manage or control such Affiliate or (b) a partnership wherein any of the companies listed in Exhibit A (and their successors and affiliates) is a partner.

         1.2 "AFFYMETRIX" shall mean Affymetrix, Inc., its divisions and Affiliates and its and their permitted successors and assigns.

         1.3 "ARRAY CHIPS" shall mean a series of polynucleotides arranged on a substrate to perform quantitative or qualitative analyses.

         1.4 "BCI TECHNOLOGY PATENTS" means the patents and applications for patent identified in attached Exhibit I, any continuation, continuation-in-part, divisional or substitute of any such applications, any U.S. or foreign patent issuing on any of the foregoing applications and any reissue, reexamination or extension of such patents.

         1.5 "LLC ARRAY CHIP" shall mean an Array Chip which is sold or used by LLC and, but for the licenses and rights granted herein, would infringe any valid claim in an unexpired and non-lapsed patent in the BCI Technology Patents.

         1.6 "LICENSED PRODUCT" shall mean any LLC Array Chip or component thereof or any product, kit, instrument or system which, but for the licenses and rights granted herein, would infringe any valid claim in an unexpired and non-lapsed patent in the BCI Technology Patents.

         1.7 "LICENSED PROCESS" shall mean any process, method or procedure the practice or use of which, but for the licenses and rights granted herein, would infringe any valid claim in an unexpired and non-lapsed patent in the BCI Technology Patents.

         1.8 "NET SALES" shall mean the gross receipts of LLC from the sale of LLC Array Chips to an unaffiliated third party, less those of the following actually incurred by LLC as an element of such sales: transportation, special packing and crating charges, insurance, custom duties, commissions, returns, allowances in lieu of actual resumed or rejected LLC Array Chips, sales, use and turnover taxes, and trade, quantity, contract and cash discounts. The value of LLC

Array Chips transferred by LLC to unaffiliated third parties as free samples or the use of LLC Array Chips by LLC for sales demonstration purposes or for quality control or other internal, non-revenue generating purposes shall not be included in the calculation of Net Sales.

         In the event an LLC Array Chip is sold in combination with other apparatus or products, as part of a kit, or in any other combination, and the LLC Array Chip is not separately valued on the invoice or other document evidencing such sale, the Net Sales of the LLC Array Chip shall be the then current list price for the LLC Array Chip when sold separately or, in the absence of such list price, shall be determined by multiplying the aggregate selling price of the combination by a fraction the numerator of which shall be LLC's standard costs for the LLC Array Chip and the denominator of which shall be LLC's standard cost for the total combination at the time of the sale. In the event that both the LLC Array Chip and other product have separate list prices but are being sold at a combination price which is less than the total of the separate list prices, then the Net Sales of the LLC Array Chip shall be determined by multiplying the invoice price charged for the combination by a fraction, the numerator of which is the list price of the LLC Array Chip and the denominator of which is the sum of the list prices of the LLC Array Chip and such other products.

                           ARTICLE 2.0 LICENSE GRANT


         2.1 LICENSE GRANT - Affymetrix hereby grants to LLC and LLC accepts a royalty-bearing, exclusive, world-wide right and license under the BCI Technology Patents (a) to make, have made, import, use, sell, lease and otherwise dispose of Licensed Products in all fields, uses and applications, (b) to practice Licensed Processes, and (c) to pass on to its direct and indirect customers of Licensed Products the right to practice Licensed Processes. The foregoing license includes the sole right to grant sublicenses of equal or lesser scope. For the avoidance of doubt, except for the rights to grant further licenses which is the exclusive right of BCI, Affymetrix shall continue to have the right (a) to make, have made, import, use, sell, lease and otherwise dispose of any product covered by the BCI Technology Patents, (b) to practice Licensed Processes, and (c) to pass on to its direct and indirect customers of products the right to practice Licensed Processes.

         2.2 PATENT MARKING - LLC shall attach a label or product insert on each Licensed Product reasonably reflecting patent numbers of issued U.S. patents covering such Licensed Product and owned by Affymetrix and will reasonably modify such labels or inserts periodically at the direction of Affymetrix to add or delete patent numbers.

                                ARTICLE 3.0 TERM

         Unless previously terminated as provided herein, the life of this License Agreement and the license granted herein shall run from the Effective Date to the end of the term of the last expiring patent included in the BCI Technology Patents.

                   ARTICLE 4.0 ROYALTIES AND ROYALTY REPORTS

         4.1 ROYALTIES - Subject to Paragraph 4.2, LLC shall pay Affymetrix for all of the licenses and rights granted under Paragraph 2.1 a running
royalty of [                ](1) of Net Sales of Royalty-Bearing Products.

         4.2 ROYALTY STACKING - If, at any time during the life of this Agreement, LLC discovers that any LLC Array Chip or the use thereof infringes claims of an unexpired patent or patents other than those in the BCI Technology Patents LLC may, if it has not already done so, negotiate with the owner of such patents for a license on such terms as LLC deems appropriate.

----------------------
(1) CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Should the license with the owner of such patents (which owner may be Affymetrix) require the payment of royalties or other consideration to such owner then the royalties otherwise payable under this Agreement shall be reduced by the same amount as the royalties paid or payable to such owner.

         4.3 ROYALTY REPORTS - LLC shall, commencing with the calendar quarter which includes its first sale of an LLC Array Chip and each calendar quarter thereafter, not later than forty-five (45) days after the close of its accounting books and records for such quarter, provide to Affymetrix an accounting report of the type and quantity of each LLC Array Chip sold by LLC during such calendar quarter and the Net Sales received therefrom. The royalty due and payable to Affymetrix shall accompany such report.

         4.4 BOOKS AND RECORDS - LLC shall keep or cause to be kept books, records and accounts in accordance with generally accepted accounting principles consistently applied covering LLC's activities hereunder and containing all information necessary for the true and accurate determination of the amounts earned and paid hereunder. LLC shall, not more than once per year and upon prior reasonable written notice from Affymetrix, permit a certified public accountant appointed and paid for by Affymetrix (the "Auditor") and reasonably acceptable to LLC to inspect each LLC facility manufacturing LLC Array Chips and to review the previous two (2) years books, records and accounts to verify the amounts earned by Affymetrix and paid by LLC hereunder. The Auditors shall furnish to both parties reports stating only its findings during such inspection as to the accuracy, or the nature and extent of any inaccuracy of such books, records, accounts and payments.

              4.4.1 Any deficiency identified by the Auditor between the amounts actually earned by Affymetrix under this Article 4.0 and the amounts reported to be earned and paid on by LLC in accordance with Paragraph 4.3 hereof shall, unless disputed by LLC, be paid to Affymetrix within thirty
(30) days of receipt by LLC of the Auditor's report. The parties agree to diligently negotiate and promptly settle any disputes as to the amount of royalties earned by Affymetrix and payable by LLC hereunder.

         4.5 TAXES ON ROYALTIES - All payments provided for in this Agreement refer to lawful money of the United States of America. All payments shall be made by LLC to Affymetrix at the office of Affymetrix designated above and shall be made in the full amounts as herein specified; provided, however, that deduction may be made from such payments by LLC for amounts required to be withheld and paid by LLC in respect of any income tax levied or assessed upon such payments by, and in accordance with the laws of, any foreign government or taxing authority. Affymetrix shall have the right at any time or from time-to-time to contest by appropriate proceedings the validity or amount of any such income tax withheld. If so requested by Affymetrix, LLC will make such payments under protest, and, on behalf and at the expense of Affymetrix, take such other action and render all reasonable assistance that may be required by Affymetrix in the prosecution of any such proceedings. LLC will obtain and forward to Affymetrix tax credit receipts or vouchers for all income taxes thus withheld and paid by LLC.

         4.6 ROYALTIES EARNED IN FOREIGN CURRENCY - In the event that either Net Sales or the royalties set forth above are initially calculated in a foreign currency, conversion shall be made in each instance by employing the closing transfer buying rate for United States dollars quoted by the Wall Street Journal, for the last business day of the calendar quarter which the payment covers; provided, however, that if a foreign currency not listed in the Wall Street

Journal is involved, then the closing transfer buying rate quoted by Citibank (New York) shall be employed in effecting such conversion thereof.

                       ARTICLE 5.0 CONSTRUCTION OF PATENTS

         If a judgment or decree is entered, which becomes final through the exhaustion of all permissible applications for rehearing or review by a superior tribunal, or through the expiration of the time permitted for such applications (hereinafter referred to as an "irrevocable judgment"), on the validity, scope, enforceability or priority of any claim or claims of any patent or patent application included in the BCI Technology Patents the construction placed upon any such claim or claims by such irrevocable judgment shall be thereafter followed with respect to acts occurring thereafter.

         If such irrevocable judgment holds any claim invalid or unenforceable or is adverse to the patent containing such claim as to inventorship, or construes all applicable claims in a patent so as not to cover LLC Array Chips, LLC shall be relieved thereafter from payment of royalties under Article 4.0 hereof, as to LLC Array Chips sold after the date of such irrevocable judgment covered only by such claim or claims to which such irrevocable judgment is applicable, and from the performance of those other acts which may be required by this Agreement only as to such claim or claims.

                     ARTICLE 6.0 PROSECUTION OF INFRINGERS

         If LLC determines that a third party is infringing a claim of a patent in the BCI Technology Patents by making, using or selling a product which competes with a Licensed Product then being sold by LLC, it shall notify Affymetrix thereof in writing. Such notice shall include information in LLC's possession relevant to such third party and the competing product.

Affymetrix shall have ninety (90) days in which to either obtain the consent of such third party to discontinue such infringement or to exercise its right to bring an action to cause such infringement to cease. Affymetrix shall have no obligation to bring an action for infringement; provided however, if Affymetrix does not obtain the consent of such third party to cease infringement or does not bring suit against the third party under the patent, then LLC shall have the right to discontinue paying royalties under the effected patent for such product until either the third party discontinues its infringing activity or Affymetrix brings a lawsuit against the third party for such infringement.

                             ARTICLE 7.0 ASSIGNMENT

         LLC may not assign this License Agreement in whole or in part without obtaining the prior written approval of Affymetrix, except that LLC shall have the right to assign this License Agreement without the consent of Affymetrix to any Affiliate and to any successor of its entire business or all or substantially all of the assets of its entire business; provided that LLC may not sell such Affiliate or its assets other than as part of a transaction involving LLC as a whole so long as the assets of such Affiliate include this License Agreement.

                              ARTICLE 8.0 NOTICES

         All notice permitted to be given hereunder shall be in writing and addressed to the respective parties as follows:

                  If to Affymetrix:     Affymetrix, Inc.
                                        3380 Central Expressway
                                        Santa Clara, California 95051
                                        Attention:
                                                  -------------------------

                  If to LLC:            LLC
                                        4300 North Harbor Boulevard

                                        Fullerton, California 92834-3100
                                        Attention: President

                  With a copy to:       Beckman Coulter, Inc.
                                        4300 North Harbor Boulevard
                                        Fullerton, California  92834-3100
                                        Attention: General Counsel

or such other addresses as may be designated by the respective parties in writing. A notice shall be deemed given the earlier of the date when actually received if sent by messenger or facsimile (with notice of receipt in good order requested and received) or three (3) days after deposit in the United States registered or certified mail, postage prepaid, and properly addressed.

                          ARTICLE 9.0 SECTION HEADINGS

         Section headings are for convenience only and shall not be construed to limit or extend the meaning of any portion of this License Agreement.

                  ARTICLE 10.0 LAW GOVERNING AND CONSTRUCTIONS

         10.1 APPLICABLE LAW - This License Agreement shall be governed by and construed in accordance with the laws of the State of California as if it has been delivered in California, and all acts performed or required to be performed hereunder have been performed entirely within such state, not including, however any conflicts of law rule of California which may direct or refer such determination to the laws of any other state. Neither party shall be entitled to nor request injunctive or other equitable relief prior to adjudication on the merits.

         10.2 MEDIATION AND ARBITRATION - Any controversy or conflict involving this License Agreement, its interpretation or the respective rights or obligations of the parties shall first be submitted to their respective Vice-Presidents for resolution. If they cannot agree, the controversy shall be submitted to mediation to be held in a mutually agreeable neutral place. If the parties still cannot settle the controversy or reach an accommodation, the matter shall be submitted to binding arbitration to be conducted in California at a location to be mutually agreed in accordance with the following rules:

         (a) There shall be a panel of three (3) arbitrators, all of whom shall be lawyers and at least two (2) of which shall be competent to fully understand the technology relating to Array Chips. If the parties cannot agree on the selection of the three (3) then each shall pick one (1) arbitrator and the two
(2) so chosen shall select the third.

         (b) All disputes which are not specifically raised by the parties in the arbitration process shall be forever waived.

         (c) The arbitration proceeding shall be governed by (i) the rules and understandings set forth in this Paragraph 10.2 or as hereafter agreed upon in writing by the parties, and (ii) to the extent not inconsistent with such rules and understandings, by the Commercial Arbitration Rules of the American Arbitration Association.

         (d) The parties agree to refrain from filing a lawsuit with regard to any aspect of their controversy and to abide by and perform any award rendered by the arbitrators. The parties further agree that a judgment of a Court having jurisdiction may be entered upon the award and an execution may be issued for its collection.

         (e) At least two (2) of the panel of arbitrators must agree on each point in controversy for an award to be rendered.

         (f) The arbitration hearing shall be convened within forty-five (45) days of request therefor by either party. The request shall be in writing and sent in accordance with Article 8.0. The hearing shall be limited to three days:
Each party shall have a maximum of eight (8) hours to put on its main case and four (4) hours for rebuttal. Neither party shall engage in extended cross-examination or other tactics which have the effect of substantially altering this allocation.

         (g) The parties agree to exchange all documents they intend to produce at the hearing at least thirty (30) days in advance of the opening of the arbitration hearing. There will be no taking of depositions, service of interrogatories or any other form of discovery other than producing documents relevant to the proceedings and neither party may compel the appearance of the other party's employees, officers, directors or consultants.

         (h) The arbitrator's decision must be rendered within thirty (30) days after completion of the arbitration hearing.

         (i) A transcript may, at the option of the parties, be made. Either party may, at its expense, tape record or video tape the proceedings.

         (j) All applicable common law or statutory privileges such as attorney-client or attorney work product shall be applicable to the arbitration proceedings.

         (k) Either party may, at its option, use prepared testimony as long as the witness whose testimony is so presented is available to the other party for cross-examination.

         (l) Each party shall bear its own expenses for the arbitration and they shall each share equally in the expenses and fees of the arbitration panel.

                           ARTICLE 11.0 MISCELLANEOUS


         11.1 Nothing in this License Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto without the express written approval of the other party.

         11.2 Affymetrix makes no warranties as to the validity or scope of any of the BCI Technology Patents, or that any manufacture, sale, use, or other disposition of the products licensed hereunder will be free from infringement of patents, utility models, and/or design patents of third parties. Nothing in this License Agreement shall be considered as conferring any warranty or representation as to the usefulness, marketability, or merchantability of any products sold within the scope of the licenses hereunder. Affymetrix and LLC agree to hold the other harmless from any personal injury or products liability claims made as a result of the sale of products licensed hereunder.

         11.3 The parties will retain the terms of this License Agreement in strict confidence, except as may be required by regulatory agencies or courts, and will then use all reasonable precautions to maintain the terms of this License Agreement confidential.

         11.4 LLC and Affymetrix represents that they are familiar with the Export Administration Regulations comprising the compilation of official regulations and policies governing the export licensing of commodities and technical data promulgated by the United States Department of Commerce, Bureau of International Commerce, Office of Export Administration. Notwithstanding any other provisions of this License Agreement, and each assures the other that with respect to all information and licenses furnished by or under this License Agreement, that it will comply with such official regulations.

         11.5 In the event that any provision of this License Agreement is held invalid or unenforceable for any reason, such unenforceability shall not affect the enforceability of the remaining provisions of this License Agreement, and all provisions of this License Agreement shall be construed so as to preserve the enforceability hereof.

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

         11.6 This License Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         11.7 This License Agreement has been drafted on the basis of mutual understanding after considerable negotiation and neither party shall be prejudiced as being the drafter thereof.

               ARTICLE 12.0 ENTIRE AGREEMENT, MODIFICATIONS, ETC.

         This instrument contains the entire and only agreement between the parties relative to the subject matter hereof and supersedes all previous negotiations, representations, undertakings and agreements both written and oral heretofore made between the parties as to the subject matter. Any representation, promise or condition in connection herewith not specifically incorporated herein shall not be binding upon either party.

         No modification, renewal, extension, waiver, cancellation or termination of this License Agreement or of any of the provisions herein contained shall be valid until and unless made in writing and signed on behalf of the respective parties by duly authorized officers thereof.

         IN WITNESS WHEREOF, the parties have respectively caused this License Agreement to be executed on the dates hereinafter indicated.


Beckman Coulter, Inc.                         Affymetrix, Inc.


By:                                           By:
   ----------------------------                  -----------------------------
Title:                                        Title:  President
      -------------------------
Date:                                         Date:  15 Sept. 98
      -------------------------

                                    EXHIBIT A



         The following companies and their subsidiaries and Affiliates:
                        [                         ](2)
                        [                         ](3)
                        [                         ](4)
                        [                         ](5)
                        [                         ](6)
                        [                         ](7)
                        [                         ](8)
                        [                         ](9)


----------------
(2) CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
(3) CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
(4) CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
(5) CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
(6) CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
(7) CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
(8) CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
(9) CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.